Exhibit 4.1

BOSTON CAPITAL REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES SUPPLEMENTARY

12.0% Series A Cumulative Non-Voting Preferred Stock

Boston Capital Real Estate Investment Trust, Inc., a Maryland corporation (the  “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) pursuant to Section 7.3 of the Articles of Incorporation of the Corporation (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board, by duly adopted resolutions, classified and designated 250 shares of the authorized but unissued Preferred Stock of the Corporation as 12.0% Series A Cumulative Non-Voting Preferred Stock, par value $0.01 per share, with the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth in these Articles Supplementary, which, upon any restatement of the Charter, shall become part of Article VII of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series A Preferred Stock

(1)           Designation and Number.  A series of Preferred Stock, designated the “12.0% Series A Cumulative Non-Voting Preferred Stock” (the “Series A Preferred Stock”), is hereby established.  The number of shares of Series A Preferred Stock the Corporation has authority to issue is 250.

(2)           Rank.  The Series A Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of the Common Stock of the Corporation and to all other equity securities issued by the Corporation.  The term “equity securities” shall not include convertible debt securities.

(3)           Dividends.

(a)                                  Holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized and declared by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the annual rate of 12.0% of the total of $500.00 liquidation preference per share plus all accrued and unpaid dividends thereon.  Such dividends shall accrue on each outstanding share of Series A Preferred Stock on a daily basis and shall be cumulative from the first date on which such share is issued, which date (the “Original Issue Date”) shall be contemporaneous with the receipt by the Corporation of payment in full of the purchase price for such share, and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”).  Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on June 30, 2006 will be for less than the full dividend period).  A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated.  Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).

(b)                                 No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)                                  Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.  Dividends will be declared and paid when due in all events to the fullest extent permitted by law, subject to the limitations set forth in Section 3(b).  Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d)                                 Except as provided in this Section 3(d) or in Section 3(e) below, unless the full amount of accrued dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any Preferred Stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any shares of Preferred Stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for redemptions or transfers made pursuant to the provisions of Article VII of the Charter).

(e)                                  Notwithstanding Section 3(d), the Corporation may declare and pay dividends to holders of Common Stock and redeem Common Stock without first having paid the full amount of accrued dividends on the outstanding Series A Preferred Stock for all past dividend periods and the then current dividend period or setting such amount apart for payment if (i) the amount of such accrued dividends on any outstanding share of Series A Preferred Stock at such time is less than $62.50, and (ii) after giving effect to the payment of such dividends or such redemption, the Corporation projects that the cash available for distribution to stockholders as of the next Dividend Payment Date would be sufficient to fund the full payment of the accrued dividends at such time on the Series A Preferred Stock.

(f)                                    When dividends are not paid in full on the Series A Preferred Stock, all dividends paid upon the Series A Preferred Stock shall be distributed pro rata among the holders of the Series A Preferred Stock on the basis of the number of shares held by each.

(g)                                 Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.  Holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares in excess of full cumulative dividends on the Series A Preferred Stock as described in this Section 3.

(4)           Liquidation Preference.

(a)                                  Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding are entitled to be paid, out of the assets of the Corporation legally available for distribution to its stockholders, a liquidation preference of $500 per share, plus an amount equal to any accrued and unpaid dividends thereon to the date of payment, before any distribution of assets is made to holders of Common Stock or any series of Preferred Stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights.

(b)                                 In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)                                  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)                                 The consolidation or merger of the Corporation with or into any other corporation, Corporation or entity or of any other entity with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(5)           Redemption.

(a)                                  Right of Optional Redemption.  The Corporation, at its option and upon not less than 15 nor more than 60 days’ written notice, may redeem shares of the Series A Preferred Stock, in whole or in part, at any date which is at least one year following the sale of such Series A Preferred Stock, for cash at a redemption price of $500.00 per share, plus all accrued and unpaid dividends thereon to and including the date fixed for redemption (except as provided in Section 5(c) below).  If less than all of the outstanding Series A Preferred Stock is to be redeemed, the shares of Series A Preferred Stock to be redeemed shall be selected by any equitable method determined by the Corporation.

(b)                                 Limitations on Redemption.  Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchange for shares of the Corporation’s capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of (i) shares of Capital Stock transferred to a Trust pursuant to Article VII of the Charter in order to maintain the Corporation’s qualification as a REIT or (ii) shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c)                                  Rights to Dividends on Shares Called for Redemption.  Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(d)                                 Status of Redeemed Shares.  Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board.

(6)           Procedures for Redemption.

(a)                                  Notice of redemption will be sent by or on behalf of the Corporation by mail, commercial carrier or other delivery service, postage or freight prepaid, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect therein or in the sending thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.  If notice of redemption states the number of shares of Series A Preferred Stock to be redeemed and the redemption price and is accompanied by a check of the Corporation or a check or money order issued by a bank or trust company, in the amount of the liquidation preference, and any accrued and unpaid dividends, then dividends will cease to accrue on the shares of Series A Preferred Stock described in the notice and such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, upon the sending of such notice.

(b)                                 In lieu of enclosing payment for the shares of Series A Preferred Stock to be redeemed with notice of redemption, the Corporation may send a notice of redemption which states (i) the redemption date, (ii) the redemption price, (iii) the number of shares of Series A Preferred Stock to be redeemed, (iv) the place or places where shares of Series A Preferred Stock are to so surrendered (if so required in the notice) for payment of the redemption price, and (v) that the dividends on the shares to be redeemed will cease to accrue on such redemption date.  If notice of redemption is not accompanied by check or other form of payment for the redemption price, it shall be given not less than five (5) nor more than sixty (60) days prior to the redemption date.  If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(c)                                  If notice of redemption of any shares of Series A Preferred Stock has been given and payment has not been included with the notice of redemption, but the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate.

(d)                                 The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(i)            the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)           any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(7)           Application of Article VII.  The shares of Series A Preferred Stock are subject to the provisions of Article VII of the Charter, including, without limitation, the provision for the redemption of shares transferred to a Trust for the benefit of a Beneficiary.

(8)           Voting Rights.  Except (a) as provided in this Section or (b) where a vote by class is required by law, the holders of the Series A Preferred Stock shall not be entitled to vote on any matter submitted to stockholders for a vote.  Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Series A Preferred Stock (excluding any shares owned by any holder controlling, controlled by, or under common control with, the Corporation), voting as a separate class, shall be required for (a) authorization or issuance of any equity security senior to or on a parity with the Series A Preferred Stock, (b) any amendment to the Corporation’s Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock, or (c) any reclassification of the Series A Preferred Stock.

(9)           Dissenter’s Rights.  Holders of the Series A Preferred Stock shall have dissenters’ rights to the extent granted under Sections 2-602 and 3-202 of the Maryland General Corporation Law with respect to any amendment to these Articles Supplementary that materially and adversely affects the holders’ rights in respect to the Series A Preferred Stock.

(10)         Conversion.  The Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

(11)         Legend.  In the event the Board determines that the shares of Series A Preferred Stock shall be certificated, the Board shall include on such certificates any legends that it determines are necessary or appropriate, including a legend substantially in the form set forth in Section 7.6 of the Charter.

(12)         Definitions.  Capitalized terms used herein without definition shall have the same meanings given to such terms in the Charter.

SECOND:  The Series A Preferred Stock have been classified and designated by the Board under the authority contained in the Charter.

THIRD:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH:  The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 20th day of December 2005.

ATTEST:	Boston Capital Real Estate Investment Trust, Inc.

By:	/s/ Marc N. Teal	By:	/s/ Jeffrey H. Goldstein	(SEAL)
Name:	Marc N. Teal	Name:	Jeffrey H. Goldstein
Title:	Senior Vice President, Chief	Title:	President, Chief Operating Officer
Financial Officer, Treasurer and	and Director
Secretary